Exhibit 14.1

NARA BANCORP, INC.

&

NARA BANK

DIRECTOR CODE OF BUSINESS

CONDUCT AND ETHICS

Board Nomination Committee Approved: November 30, 2006

Full Board Approved: PENDING

Director Code of Business Conduct & Ethics	Page 1 of 8 Board Nomination Committee Approved: Nov. 30, 2006 Full Board Approved: January 25, 2007

TABLE OF CONTENTS

I.	INTRODUCTION	2

II.	PRESERVE CONFIDENTIALITY	2

A.	Confidential Information	2
B.	Proprietary Information	2
C.	Insider Trading	3

III.	CONFLICTS OF INTEREST	4

A.	Overview	4
B.	Specific Guidelines	5

IV.	COMPLIANCE WITH LAWS, RULES, REGULATIONS	6

V.	COMPANY REPORTING	6

VI.	PROCESS FOR EXCEPTIONS, WAIVERS, AND REPORTING	6

VII.	APPENDIX A – STATEMENT OF PERSONAL INTEREST	7

Director Code of Business Conduct & Ethics	Page 2 of 8 Board Nomination Committee Approved: Nov. 30, 2006 Full Board Approved: January 25, 2007

I. INTRODUCTION

This Director Code of Business Conduct and Ethics (the “Code”) sets forth Nara Bancorp, Inc., Nara Bank, and each of its affiliates’ (collectively hereinafter referred to as the “Company”) policy and standards concerning ethical conduct for its directors. Company directors are expected to act in a manner that will serve the best interests of the Company; that is fair, honest, and trustworthy; that is in compliance with applicable laws, rules, and regulations; that will preserve confidential information; that will avoid conflicts of interest or the appearance of conflicts of interest; that will avoid fraudulent acts, misconduct and dishonesty, and that will protect and uphold the best use of the Company’s assets.

Each director has a duty and obligation to report any violation or potential violation of the Code. The Company will fully investigate all reported violations to determine the facts of the case and will take appropriate action up to and including the termination of the director, instituting civil proceedings, and alerting authorities for potential criminal sanctions.

II. PRESERVE CONFIDENTIALITY

A. Confidential Information

Confidential information includes private, sensitive, privileged information in possession of the Company, the Board of Directors and/or its customers. Confidential information will include all materials and formal or informal communications by directors on behalf of the Company, including but not limited to the Board of Director and Committee packages, agendas and minutes which have not already been disclosed to the public. Confidential information is intended solely for use within Company and is limited to those with a business need-to-know. Confidential information acquired by a director through his or her service must be held in the strictest confidence and, except for an appropriate business reason, must not be discussed outside the Company and may be discussed within Company only with those with a business reason to know the information for the performance of their duties on behalf of Company. Confidential information is to be used solely for corporate purposes and never for personal gain, and may not be used to compete with Company.

Confidential information may not be disclosed to persons outside Company except when disclosure is made in accordance with Company’s policies and customer agreements or is required by law.

B. Proprietary Information

Proprietary information includes trade secrets and information regarding:

•	Company’s business;

Director Code of Business Conduct & Ethics	Page 3 of 8 Board Nomination Committee Approved: Nov. 30, 2006 Full Board Approved: January 25, 2007

•	the Company’s financial performance, if it has not been publicly announced;

•	Board of Directors and Committee communications and materials;

•	customers;

•	other Company directors;

•	products, services and pricing;

•	patents and other intellectual property;

•	systems plans and information;

•	data centers or other property information;

•	passwords and computer programs; and

•	business plans, marketing plans, strategies and costs.

Directors must not use or disclose proprietary information about the Company or its staff, customers or vendors, except as appropriate in connection with the business of the Company and in line with the requirements under applicable law.

C. Insider Trading

Insider trading involves the purchase or sale of securities of a company or other entity while in possession of material, nonpublic information (“MNPI”) about the company or entity. Please see the Nara Bancorp, Inc. and Nara Bank Insider Trading Policy & Bank Stock Trading Guidelines for further details.

1. Material Non-Public Information—“Inside” or “nonpublic information” is information about a business organization that is not generally available to or known by the public. Such information is considered to be “material” if there is a likelihood that it would be considered important by an investor in making a decision to buy or sell a company’s securities (whether stock, bonds, notes, debentures, limited partnership units, or other equity or debt securities). Information should be presumed “material” if it relates to, among other things, any of the following:

•	earnings or financial results;

•	dividend increases or decreases;

•	changes in previously released earnings estimates;

•	significant gains or losses;

•	significant expansion or curtailment of operations;

•	significant merger or acquisition proposals or agreements;

•	significant purchase or sale of assets;

•	significant borrowing;

•	major litigation;

•	new debt or equity offerings;

•	liquidity problems; or

•	significant management or Board of Directors changes.

Questions regarding whether information is “inside” or “material” should be referred to the General Counsel or the Chief Financial Officer.

Director Code of Business Conduct & Ethics	Page 4 of 8 Board Nomination Committee Approved: Nov. 30, 2006 Full Board Approved: January 25, 2007

2. Restrictions Against Insider Trading – Directors must not purchase or sell securities either personally or for any account over which they have direct or indirect control if they are aware of MNPI about the issuer of those securities. Directors must not disclose MNPI they possess to family members or others, except to those who have a reason to know, in order to perform their duties on behalf of Company.

3. Purchase and Sales of Securities Issued by Company – Directors may not purchase or sell securities issued by Nara Bancorp, Inc. if they have MNPI about the Company. Directors may not purchase or sell securities issued by Nara Bancorp, Inc. outside the trading window determined by the General Counsel. When directors do trade in securities issued by Nara Bancorp, Inc. they are asked to inform the General Counsel and complete required disclosures. Directors may not invest in options (other than stock options issued under director compensation plans), puts, calls, short sales, futures contracts or other similar transactions involving securities issued by Company, regardless of whether they have MNPI.

III. CONFLICTS OF INTEREST

A. Overview

Board members must avoid conflicts of interest or the appearance of conflicts of interest in their activities. See the Bylaws of Nara Bancorp, Inc. for a further discussion of interested directors. A conflict of interest is a situation in which:

•	a director’s personal interest or outside economic interest in a matter interferes with his or her duties and responsibilities to Company;

•

a director’s personal interest or outside economic interest in a matter may be inconsistent or incompatible with the director’s obligation to exercise his or her best judgment in pursuit of the interests of Company;

•	a director appropriates a business opportunity that belongs to Company;

•	a reasonable question about or the appearance of such interference, inconsistency, appropriation or involvement is raised.

Questions concerning potential conflict of interest issues should be raised with the Chairman of the Nomination and Governance Committee.

Federal law prohibits preferential lending to directors by correspondent banks, and requires our directors to report any outstanding credit held with a correspondent bank on a yearly basis. It is, however; permissible for the Company to extend credit to a director in accordance with Regulation O where terms are substantially similar to terms offered to comparably situated customers who are not directors.

Director Code of Business Conduct & Ethics	Page 5 of 8 Board Nomination Committee Approved: Nov. 30, 2006 Full Board Approved: January 25, 2007

In addition to the duties and responsibilities addressed above a director must report all related party transactions on a yearly basis.

B. Specific Guidelines

1. Outside Business Activities – Directors are requested to inform the Chairman of the Nomination and Governance Committee and the Chief Executive Officer before serving as an officer, general partner, or director of an outside for-profit enterprise so that the opportunity can be reviewed for any possible conflicts of interest.

2. Independence – Directors are requested to inform the Chairman of the Nomination and Governance Committee and the Chief Executive Officer of any circumstance which might reasonably affect their “independence” under the requirements of NASDAQ and other applicable laws and regulations and the categorical standards under the Company’s corporate governance guidelines.

3. Gifts and Hospitality – Directors must not accept gifts or hospitality (including services, discounts, entertainment, travel or promotional materials) from a person or entity known to them to be an actual or potential customer or supplier or from business or professional people to whom Company does or may refer business unless the gift or hospitality was made in accordance with accepted, lawful business practices and no inference can be drawn that the gift or hospitality could influence the director in the performance of his or her duties for Company. It is unlawful to seek or accept anything of value from any person, intending to be influenced or rewarded in connection with any business or transaction of Company.

4. Civic Activities – Directors participation in Community Reinvestment Act activities performed on behalf of the Company are encouraged. Director participation, including appointment as a trustee, director or officer, in a religious, community, professional or charitable organizations does not require approval unless there is a lending relationship or some other potential conflict of interest between the organization and Company. A director’s participation shall not imply that you are serving at the direction or request of Company.

5. Political Activities – It must be clear at all times that a director’s participation in political activity is done as an individual and not as a representative of Company. Before you become a candidate or appointee to a public office you must notify The Chairman of the Nomination and Governance Committee. Under Regulation O the definition of a related interest includes a political or campaign committee that is controlled by a director, or the funds or services benefit a director, thus the Company must comply with Regulation O before extending credit to a political or campaign committee that is controlled by a director.

Director Code of Business Conduct & Ethics	Page 6 of 8 Board Nomination Committee Approved: Nov. 30, 2006 Full Board Approved: January 25, 2007

Questions concerning the application of this guideline in specific instances should be discussed with the Chairman of the Nomination and Governance Committee.

IV. COMPLIANCE WITH LAWS, RULES, REGULATIONS

Directors must conduct his/herself at the Company and all of its functions or when acting on its behalf in a manner which is in full compliance with all applicable laws, rules, regulations, as well as with all of Company’s policies. Any behavior which could lead to an action being brought before a criminal or civil court is deemed in violation of the Code. Directors will avoid fraudulent acts, misconduct and dishonesty, or the appearance of such. It is prohibited for a director to use illegal (theft, bribery, misrepresentations, or espionage) or unethical means or methods when acting on behalf of the Company.

Any director convicted or pleading guilty to a felony or who has been sanctioned by a regulatory agency must immediately notify the General Counsel. All inquiries of the Company’s independent public accounting firm or supervisory regulatory agency must be responded to honestly and truthfully.

V. COMPANY REPORTING

It is of critical importance that Company’s filings with the Securities and Exchange Commission, banking regulators, and other regulatory agencies and authorities, as well as its other public communications are fair, full, accurate, timely, and understandable.

VI. PROCESS FOR EXCEPTIONS, WAIVERS, AND REPORTING

If a director becomes aware of a possible violation by Company of applicable laws, rules or regulations, the director should notify the Chairman of the Nomination and Governance Committee for investigation and satisfactory resolution of the possible violation. A director has a duty to report any possible violation, including actions of another director.

Exceptions or waivers to this Code can be approved only by the Nomination and Governance Committee of the Board of Directors of Nara Bancorp, Inc., and if approved, will be disclosed to Company stockholders as required by applicable laws, rules and regulations. . A director requesting an exception or waiver must put all relevant facts in writing and submit the request to the Chairman of the Nomination and Governance Committee. The director will be notified in writing of the decision of the Nomination and Governance Committee.

Director Code of Business Conduct & Ethics	Page 7 of 8 Board Nomination Committee Approved: Nov. 30, 2006 Full Board Approved: January 25, 2007

VII. APPENDIX A – STATEMENT OF PERSONAL INTEREST

STATEMENT OF PERSONAL INTEREST

I have read and understand the Director’s Code of Business Conduct and Ethics. In compliance with the reporting requirements of these guidelines, I complete this statement concerning my personal business interests honestly and accurately:

“You” means you and any member of your immediate family. Each “YES” answer must be explained at the end of this questionnaire or on an attached sheet.

1. Are you a stockholder or interested financially in any way with:

• A competing institution (e.g., bank, savings and loan, finance company, etc.)?	YES ( ) NO ( ) N/A ( )

• A supplier of goods or services or other business contact with Company?	YES ( ) NO ( ) N/A ( )

2. Have you accepted any gift of a value in excess of $100 from customers or suppliers?	YES ( ) NO ( ) N/A ( )

If the answer to 2. Above is “YES,” have you reported the gift(s) to your supervisor?	YES ( ) NO ( ) N/A ( )

3. Have you solicited for yourself or a third party, other than Company or its agents, anything of value from anyone in return for any business, service, or confidential information of Company?	YES ( ) NO ( ) N/A ( )

4. Have you accepted anything of value directly or indirectly from anyone in connection with the business of Company?	YES ( ) NO ( ) N/A ( )

5. Have you received any compensation for acting as a director, officer, trustee, or consultant of an outside organization?	YES ( ) NO ( ) N/A ( )

6. Have you accepted an appointment as an executor, trustee, guardian, or conservator, for other than those of your immediate family?	YES ( ) NO ( ) N/A ( )

7. Have you taken for your own benefit any opportunity or information which rightfully belongs to Company?	YES ( ) NO ( ) N/A ( )

8. Do you have any business relationship with any present or former loan customer of Company, of which you are aware?	YES ( ) NO ( ) N/A ( )

9. Have you solicited any business relationship with any present or former loan customer of Company, of which you are aware?	YES ( ) NO ( ) N/A ( )

Director Code of Business Conduct & Ethics	Page 8 of 8 Board Nomination Committee Approved: Nov. 30, 2006 Full Board Approved: January 25, 2007

10. Have you ever disclosed to anyone confidential material non-public information regarding Company or its customers?	YES ( ) NO ( ) N/A ( )

11. Have you participated in any dealings with competitors for the purpose of setting prices, interest rates, and trade practices or marketing policies?	YES ( ) NO ( ) N/A ( )

12. Have you withheld information or knowingly not notified proper the proper person of any wrongdoing, including violations of laws, regulations, or Company policies?	YES ( ) NO ( ) N/A ( )

13.    Have you offered, extended, or in any way participated in the extension of a bribe to a political party, party official, or candidate for political office for the purpose of obtaining, retaining, or directing business to Company?

YES ( ) NO ( ) N/A ( )

14. Are there circumstances or any other matters of a personal or family nature that could reasonably be subject to question as to their effect on the interests of Company?	YES ( ) NO ( ) N/A ( )

15. Have you ever traded in Company securities outside of the Trading Window?	YES ( ) NO ( ) N/A ( )

In compliance with the provisions of Company’s Director Code of Business Conduct and Ethics, I wish to disclose the following information (indicate item number from above, dollar value, number of shares, etc. as appropriate), if information is already contained in your D&O Questionnaire, please feel free to reference as such:

(Use additional blank sheets as needed and attach to this document)

Date	Name

Signature